Exhibit 99.1

Legacy Housing Corporation Announces $10,000,000 Stock Repurchase Program

BEDFORD, TX-- (GLOBAL NEWSWIRE) – April 12, 2019 – Legacy Housing Corporation (NASDAQ: LEGH) today announced that its Board of Directors has approved a stock repurchase program that will enable the Company to repurchase up to $10,000,000 of its outstanding common stock.

“This share repurchase program is a confirmation of our ongoing belief in our future and our commitment to delivering value to our shareholders,” said Curt Hodgson, Executive Chairman of the Board. “Our strong balance sheet allows us to adopt this stock repurchase program while still having resources to continue to fund our existing operations and future growth.”

The timing and amount of any shares purchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program will be in effect until April 11, 2022.

The repurchase program will be funded using the Company’s credit capacity. As of December 31, 2018, we had a borrowing capacity of $51.3 million under two revolving credit facilities.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities.  We are the fourth largest producer of manufactured homes in the United States as ranked by available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $95,000.

Statements in this press release, including Legacy’s statements about its intentions to repurchase shares of its common stock from time to time under this stock repurchase program and the potential source of funding or intended use of any repurchased shares, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act.  Forward-looking statements involve substantial risk and uncertainties that may cause actual results to differ materially from expectations. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release.  We disclaim any obligation to update forward-looking statements, except as required by applicable law.

Investor Inquiries:

Neal Suit, (817) 799-4906

investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com